UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

     GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

LIVE CURRENT MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0346310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1130 Pender Street – Suite 820
Vancouver, BC Canada	V6E 4A4
(Address of principal executive offices)	(Zip Code)

(604) 648-0501
Registrant’s telephone number

Securities to be registered under Section 12(b) of the Exchange Act:

Tile of each class to be so registered	Name of exchange on which each class is to be registered.
NONE.	N/A

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

LIVE CURRENT MEDIA INC.
FORM 10

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement constitute "forward-looking statements.” These statements, identified by words such as “plan,” "anticipate,” "believe,” "estimate,” "should,” "expect" and similar expressions include the Company’s expectations and objectives regarding its future financial position, operating results and business strategy. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, general economic conditions particularly related to demand for the Company’s products and services, changes in business strategy, competitive factors (including the introduction or enhancement of competitive services), pricing pressures, changes in operating expenses, fluctuation in foreign currency exchange rates, inability to attract or retain consulting, sales and/or development talent, changes in customer requirements, and/or evolving industry standards, as well as those factors discussed in the section titled “Part II, Item 1A. Risk Factors” in this registration statement.

Forward looking statements are based on a number of material factors and assumptions, including the availability and final receipt of required government licenses, that sufficient working capital is available to complete the proposed activities, that contracted parties provide goods and/or services on the agreed time frames. While the Company considers these assumptions may be reasonable based on information currently available to it, they may prove to be incorrect. Actual results may vary from such forward-looking information for a variety of reasons, including but not limited to risks and uncertainties disclosed in the section titled “Risk Factors” in this registration statement.

The Company intends to discuss in their Quarterly Reports and Annual Reports any events or circumstances that occurred during the period to which such documents relate that are reasonably likely to cause actual events or circumstances to differ materially from those disclosed in this registration statement. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on its business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forwarding looking statement.

As used in this Registration Statement, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Live Current” refers to Live Current Media Inc. All dollar amounts in this registration statement are in U.S. dollars unless otherwise stated.

BUSINESS

General

Live Current Media Inc. (the “Company”) was incorporated under the laws of the State of Nevada on October 10, 1995. The Company has an authorized capital of 500,000,000 shares of common stock with 34,837,625 shares currently issued and outstanding.

The Company operates its business through its wholly owned subsidiaries, Domain Holdings Inc., originally formed under the laws of British Columbia, Canada on July 4, 1994 and re-domiciled to Alberta, Canada on April 14, 1999 (“DHI”), and Perfume Inc., formed under the laws of the State of Delaware on March 13, 2008 (“Perfume Inc.” and, together with DHI, the “Subsidiaries”). References herein to the Company include the Subsidiaries unless otherwise stated.

On June 4, 2014, pursuant to an arbitration award issued as part of certain legal proceedings among the Company, former executives and directors of the Company and certain shareholders of the Company (including David M. Jeffs, the Company’s current Chief Executive Officer), the District Court for Washoe County, Nevada ordered a receiver to be appointed and to take charge of the Company’s assets. The Company operated throughout 2015 and 2016 under receivership. On January 11, 2017, the District Court in Washoe County entered an order terminating the receiver’s possession of assets of the Company resulting in operations of the Company being returned to the directors of the Company. On May 4, 2017, the District Court in Washoe County discharged the Company from receivership. A description of the legal proceedings resulting in the appointment of the receiver is provided under “Legal Proceedings”.

Business of the Company and the Subsidiaries

The Company’s sole business currently is that of managing the business of the Subsidiaries. DHI is in the business of utilizing its exclusive ownership of domain names to develop internet-related business ventures.

Online Business Development. The Company, through its subsidiaries, holds title to a portfolio of intuitive, generic domains, such as Rodeo.com, Electronic.com, Boxing.com and Number.com, which inherently attract a stream of online visitors. The Company seeks opportunities to use these rights to develop online businesses, by itself and through alliances with other entities. The Company believes that its operating businesses can share common platforms and infrastructure helping to create a scalable, adaptable and efficient growth model, while also capitalizing on the generic domain names’ ability to intuitively attract customers. The Company also believes it may be able to create economies of scale with each new business it develops. The Company’s business model for these operating businesses includes multiple revenue streams via revenue-sharing, leasing, web-advertising and trading of domain names. The Company has not, to date, capitalized on this plan in any significant manner.

Joint Ventures and Participations. The Company believes that its inventory of generic domain names may be attractive to established non-Internet businesses that are leaders or near-leaders in their respective industries. The Company’s business plan focuses on offering a long-term, strategic partnership in exchange for commitments that could include cash, marketing exposure, access to limited products, and business development activities. Similarly, the Company seeks to identify end-consumers who purchase the products and services that complement the businesses utilizing the Company’s inventory of domain names. Since 2000, the Company has implemented its business plan by entering into arrangements pursuant to which the Company has leased or licensed rights to utilize generic domain names owned by the Company to existing entities in return for cash payments and, in some cases, an equity participation in the entity or a joint venture established to exploit the name. Currently, the Company operates two websites, Boxing.com and Number.com, under a verbal joint venture arrangement with a third party web developer. Under this arrangement, the Company owns the domain names and the developer develops and operates the websites at the developers own cost and expense. The Company and the developer split gross revenues from the websites and the proceeds of any sale of the websites. Boxing.com is a news and media site offering users the opportunity to read daily news and statistics relating to the boxing and fight industry and is focused on becoming the most used site for boxing enthusiasts online. Number.com is a US directory of businesses.

The Company expects to continue to seek additional opportunities utilizing its domain names; however, there can be no assurance that the Company will be able to locate such opportunities, or if located, it will be able to enter into arrangements with such entities.

Sale and Lease of Domain Names. The Company recognizes opportunities which arise to monetize its ownership of domain names by selling or leasing the domain names, which may be more valuable than the exploitation of the ownership value of the names. The Company has previously sought opportunities to sell all or a portion of the domain names it holds in one or a series of transactions. Through these efforts, the Company has determined that by selling the domain names individually rather than as a portfolio the Company will maximize the revenue potential of these assets. The Company continues to market its individual and portfolio of domain names using third party brokers. The Company will continue to evaluate any offers received.

The Company is also actively seeking opportunities to lease its domain names to companies who want to benefit from the availability of advertising and internet traffic that is generated by generic domain names.

Advertising Revenues. Historically, the Company generated revenue from advertising. However, advertising revenue has declined significantly over the years due to changes in the advertising model. The Company will continue to seek advertising revenue opportunities but does not expect that advertising will ever again represent a significant revenue source for the Company.

RISK FACTORS

An investment in the Company’s common shares involves a high degree of risk. You should carefully consider the risks described below and the other information in this registration statement before investing in its common shares. If any of the following risks occur, the Company’s business, operating results and financial condition could be seriously harmed. The trading price of its common shares could decline due to any of these risks, and you may lose all or part of your investment.

You should consider each of the following risk factors and the other information in this Annual Report, including the Company’s financial statements and the related notes, in evaluating its business and prospects. The risks and uncertainties described below are not the only ones that impact on the Company’s business. Additional risks and uncertainties not presently known to the Company or that the Company currently consider immaterial may also impair its business operations. If any of the following risks do occur, its business and financial results could be harmed. In that case, the trading price of its common stock could decline.

Risks associated with the Company’s industry:

Effect of Existing Governmental Regulation. The Company’s services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a negative impact upon the Company and its business.

Licensing. Currently, other than business and operations licenses applicable to most commercial ventures, the Company is not required to obtain any governmental approval for its business operations, although the Company applies to ICANN and its contractors to obtain and maintain its domain name assets. There can be no assurance, however, that governmental institutions will not, in the future, impose licensing or other requirements on the Company. Additionally, as noted below, there are a variety of laws and regulations that may, directly or indirectly, have an impact on the Company’s business.

Privacy Legislation and Regulations. While the Company is not currently subject to licensing requirements, entities engaged in operations over the Internet, particularly relating to the collection of user information, are subject to limitations on their ability to utilize such information under federal and state legislation and regulation. In 2000, the Gramm-Leach-Bliley Act required that the collection of identifiable information regarding users of financial services be subject to stringent disclosure and “opt-out” provisions. While this law and the regulations enacted by the Federal Trade Commission and others relates primarily to information relating to financial transactions and financial institutions, the broad definitions of those terms may make the businesses entered into by the Company and its strategic partners subject to the provisions of the Act. This, in turn, may increase the cost of doing business and make it unattractive to collect and transfer information regarding users of services. This, in turn, may reduce the revenues of the Company and its strategic partners, thus reducing potential revenues and profitability. Similarly, the Children On-line Privacy and Protection Act (“COPPA”) imposes strict limitations on the ability of Internet ventures to collect information from minors. The impact of COPPA may be to increase the cost of doing business on the Internet and reducing potential revenue sources. The Company may also be impacted by the US Patriot Act, which requires certain companies to collect and provide information to United States governmental authorities. A number of state governments have also proposed or enacted privacy legislation that reflects or, in some cases, extends the limitations imposed by the Gramm-Leach-Bliley Act and COPPA. These laws may further impact the cost of doing business on the Internet and the attractiveness of Live Current’s inventory of domain names.

Advertising Regulations. In response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations which would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of the Company’s inventory of domain names.

There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on Live Current’s business and add additional costs to doing business on the Internet.

Effect of new root domain names. The Company’s business is subject to a number of risks. In addition to competitive risks, the Company is engaged in businesses that are not currently profitable, and there can be no assurance that the Company’s business strategy will ever lead to profits. Moreover, the Company relies upon an inventory of generic domain names for lease, sale, and other ventures, which are made up mostly of “.com” suffixes. The Internet Corporation for Assigned Names and Numbers (“ICANN”) has introduced the introduction of additional new domain name suffixes, which may be as or more attractive than the “.com” domain name suffix. New root domain names may have the effect of allowing the entrance of new competitors at limited cost, which may further reduce the value of the Company’s domain name assets. The Company does not presently intend to acquire domain names using newly authorized root domain names to match its existing domain names, although the Company has certain .cn (China) root domain names to complement its growth strategy.

The Company’s stock price is volatile. The stock markets in general, and the stock prices of internet companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of the Company’s Common Stock is likely to fluctuate in the future, especially if the Company’s Common Stock is thinly traded. Factors that may have a significant impact on the market price of the Company’s Common Stock include:

(a)	actual or anticipated variations in the Company’s results of operations;
(b)	the Company’s ability or inability to generate new revenues;
(c)	increased competition;
(d)	government regulations, including internet regulations;
(e)	conditions and trends in the internet industry;
(f)	proprietary rights; or
(g)	rumors or allegations regarding the Company’s financial disclosures or practices.

The Company’s stock price may be impacted by factors that are unrelated or disproportionate to its operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of the Company’s Common Stock.

Competition. The Company competes with many companies possessing greater financial resources and technical facilities than itself in the B2B2C (business-to-business-to-consumer) market as well as for the recruitment and retention of qualified personnel. In addition, while the Company holds title to a wide variety of generic names that may prove valuable, many of the Company’s competitors have a very diverse portfolio of names and have not confined their market to one industry, product or service, but offer a wide array of multi-layered businesses consisting of many different customer and industry partners. Some of these competitors have been in business for longer than the Company and may have established more strategic partnerships and relationships than the Company. In addition, as noted above, ICANN regularly develops new domain name suffixes that will have the result of making a number of domain names available in different formats, many of which may be more attractive than the formats held by the Company.

Receivership. On June 4, 2014, as a result of numerous lawsuits involving the Company, the Washoe County court in Nevada ordered a receiver to take charge of the Company’s assets to determine if the Company should be dissolved. On January 11, 2017, the court in Washoe County Nevada entered an order terminating the receiver’s possession of assets of the Company resulting in operations of the Company being returned to the directors of the Company. On May 4, 2017, the court in Washoe County Nevada discharged the Company from receivership.

New Products and Services. The Company seeks to develop a portfolio of operating businesses either by itself or by entering into arrangements with businesses that operate in the product or service categories that are described by the domain name assets owned by DHI. The Company has not, however, identified specific business opportunities other than Boxing.com and Number.com at this point and there can be no assurance that it will do so.

Dependence on One or a Few Major Customers. The Company does not currently depend on any single customer for a significant proportion of its business. However, as the Company enters into strategic transactions, the Company may choose to grant exclusive rights to a small number of parties or otherwise limit its activities that could, in turn, create such dependence. The Company, however, has no current plans to do so.

Patents, Trademarks and Proprietary Rights. On November 16, 2007, The Company filed a trademark application with the US Patent & Trademark Office (“USPTO”) for the mark "LIVE CURRENT". A certificate of registration was issued on October 14, 2008 and the mark was assigned registration number 3,517,876.

The Company will consider seeking further trademark protection for its online businesses and the associated domain names, however, the Company may be unable to avail itself of trademark protection under United States laws because, among other things, the names are generic and intuitive. Consequently, the Company will seek trademark protection only where it has determined that the cost of obtaining protection, and the scope of protection provided, results in a meaningful benefit to the Company.

The Company does not expect to pay dividends in the foreseeable future. The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. The Company intends to retain earnings, if any, to develop and expand its business.

“Penny Stock” rules may make buying or selling the Company’s Common Stock difficult, and severely limit its market and liquidity. Trading in The Company’s Common Stock is subject to certain regulations adopted by the SEC commonly known as the “penny stock” rules. The Company’s Common Stock qualifies as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker/dealers who sell the Common Stock in the aftermarket. The “penny stock” rules govern how broker-dealers can deal with their clients and “penny stocks”. For sales of The Company’s Common Stock, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in The Company’s Common Stock, which could severely limit their market price and liquidity of its Common Stock. This could prevent you from reselling your shares and may cause the price of the Common Stock to decline.

Lack of operating revenues. The Company has limited operating revenues and is expected to continue to do so for the foreseeable future. The Company’s failure to achieve profitability and positive operating revenues could have a material adverse effect on its financial condition and results of operations.

No assurance that forward-looking assessments will be realized. The Company’s ability to accomplish their objectives and whether or not they are financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are in the discretion and control of management and others are beyond management’s control. The assumptions and hypotheses used in preparing any forward-looking assessments contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level.

FINANCIAL INFORMATION

Plan of Operation

The Company is in the business of developing and commercializing its portfolio of domain names, some of which generate meaningful amounts of Internet traffic, which the Company attributes to, among other things, their generic descriptive nature of a product or services category.

Management believes that it can develop and sustain a business based on the lease, sale and other exploitation of domain names because, in part, of its ownership of a number of generic, intuitive domain names which attract significant numbers of visitors to websites utilizing those names. Moreover, because there are a limited number of potential domain names, the Company believes that the value of these names may be significant and may allow the Company to achieve both strategic relationships with leading participants in key Internet businesses and businesses that desire to expand using the Internet, as well as independent operations. Currently the Company, through a verbal arrangement with a joint venture partner, is involved in the development of two of its portfolio of domain names, Boxing.com and Number.com.

The Company acquired a number of “.cn” domain names through a lottery-allocation in 2003 which are available to be developed. In 2005, Live Current also acquired a portfolio of second and third tier .com domain names, all of which end in the word “Bound”, such as “shoppingbound.com,” pharmacybound.com and vietnambound.com. Management does not believe that these “bound” domain names will ever represent a significant part of the Company’s business and will seek opportunities to divest itself of these assets.

The Company, for the immediate future, does not anticipate independently developing technologies, processes, products or otherwise engaging in research, development or similar activities. Instead, such activities will be engaged in pursuant to arrangements with its strategic partners.

Management of the company believe that the Company currently has enough cash on hand to manage its operations for the next 12 months.

Management’s Discussion and Analysis

The following selected financial data was derived from the Company’s audited and unaudited financial statements. The information set forth below should be read in conjunction with the Company’s financial statements and related notes included elsewhere in this Registration Statement.

Summary of Results

	For the nine	For the nine month	For the Year	For the year ended
	month period	period ended	ended December	December 31,
	ended	September 30,	31, 2016	2015
	September 30,	2016	(audited)	(audited)
	2017	(unaudited)
	(unaudited)

Loss from operations	$(220,671)	$(257,444)	$-	$-
Gain on sale of domain names	-	206,764	206,764	5,000
Litigation settlement	-	(225,000)	(225,000)	-
Impairment of intangible assets	(37,500)	-	-	-
Gain on debt retirement	182,236	-	-	-
Interest income	-	-	1,396	1,779
Interest expense	(155)	-	(207)	(207)
Other income	120	7,252	112	10,438
Foreign exchange	527	-	(818)	5,402
Net and comprehensive income (Loss)	$(75,443)	$(268,428)	$(419,774)	$(341,144)

Revenue

The Company recognized a gain of $206,764 from the sale of domain names during the year ended December 31, 2016 (2015 $5,000). These amounts were not recorded as revenue as the sales are not recurring. The Company did not recognize recurring revenues during its 2016 or 2015 fiscal years or the interim periods ended September 30, 2017 and 2016. The Company does not anticipate recognizing recurring revenues in the short term. The Company continues to market its portfolio of domain names and considers offers for domain names in its portfolio. The Company believes its portfolio of domain names will continue to maintain its value over time. Although the Company’s arrangement with the web developer for Boxing.com and Number.com calls for revenues to be split between the Company and the web developer, advertising revenues for those sites has been minimal. As such, the Company has permitted the web developer to retain the advertising revenue to offset against the developer’s costs of operating those sites. The Company does not anticipate earning significant advertising revenue from Boxing.com or Number.com in the near future.

The Company has an accumulated deficit of $17,361,036. The Company is presently in the development stage of their business and cannot provide any assurances that they will be able to generate regular or recurring revenues in the near future.

Results of Operation

Nine Month Period Ended September 30, 2017

The Company recorded a net loss of $75,443 for the nine month period ended September 30, 2017 as compared to a net loss of $268,428 for the nine month period ended September 30, 2016. An increase in general and administrative expenses to $70,816 (2016 - $29,539) and management fees to $86,773 (2016 - $NIL) during the nine months ended September 30, 2017 was offset against a decrease in professional fees of $63,082 (2016 - $227,905) Management fees during fiscal 2016 and 2015 were minimal as the Company operated under receivership during that time. The receivership was terminated in 2017, resulting in a decrease in professional fees.

During the nine months ended September 30, 2016, the Company recognized a gain of $206,764 on the sale of domain names. In addition, during the nine months ended September 30, 2016, the Company paid the sum of $225,000 to C. Geoffrey Hampson in settlement of its litigation proceedings involving Mr. Hampson. See “Legal Proceedings”. During the nine months ended September 30, 2017, the Company recognized a gain of $182,236 on the discharge of creditor obligations as part of the receivership proceedings. The Company also recorded an impairment of intangible assets of $37,500 relating to the write off of the previously mentioned “Bound” domains.

Year Ended December 31, 2016 and 2015

The Company recorded a net loss of $419,774 for the year ended December 31, 2016 and a net loss of $341,144 for the year ended December 31, 2015. During the year ended December 31, 2016, general and administrative expenses increased by $35,932 to $52,956 as compared to $17,024 for the year ended December 31, 2015. This was the result of additional costs related to a special annual meeting held in 2016. Management fees and professional fees did not materially change between the years ended December 31, 2016 and 2015.

Also during the year ended December 31, 2016 the Company recognized a charge of $225,000 as a result of the settlement of litigation with C. Geoffrey Hampson. See “Legal Proceedings”.

Liquidity and Capital Resources

At September 30, 2017, the Company had working capital surplus of $663,980, a decrease of $37,943 or 5.4% from December 31, 2016 ($701,923) and a decrease of $427,519 or 39.1% from December 31, 2015 ($1,091,499). During the year ended 2016 the Company’s only significant source of cashflow came from the sale of domain names. The Company did not have any significant source of cashflow during the nine months ended September 30, 2017 or the year ended December 31, 2015.

The Company believes it has the necessary cash requirements for the next 12 months without having to raise additional funds.

The Company does not anticipate purchasing any plant or significant equipment in the immediate future

Off-Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to shareholders.

Critical Accounting Policies

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The ASU is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, which for the Company is April 1, 2017. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU is effective for annual periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. ASU No 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The adoption of this standard will not have a material impact on the Company’s financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future financial position, results of operations or cash flows.

PROPERTIES

The Company does not currently have any interests in any real property.

The Company and its Subsidiaries operate from their principal office at 820 – 1130 Pender Street, Vancouver, British Columbia, Canada. The Company’s telephone number is (604) 648-0501.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of common shares owned beneficially as of [recent date to be inserted prior to filing] by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of the Company’s voting securities, (ii) each of its directors, (iii) each of its named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Shares(1)
Directors and Officers
Common Shares	Amir Vahabzadeh, 1825 West King Edward Avenue, Vancouver, BC V6J 2W3	3,371,053 Direct	9.7%
Common Shares	David Jeffs, Stollenweg 5, 79299 Wittnau, Germany	9,409,903 Direct 124,500 Indirect(2)	27.4%
Common Shares	John da Costa, 820 – 1130 West Pender Street, Vancouver, BC V6E 4A4	0	0%
	All Officers and Directors as a Group	12,905,456	37.1%
5% Shareholders
Common Shares	Amir Vahabzadeh, 1825 West King Edward Avenue, Vancouver, BC V6J 2W3	3,371,053 Direct	9.7%
Common Shares	David Jeffs, Stollenweg 5, 79299 Wittnau, Germany	9,409,903 Direct	27.4%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Shares(1)
		124,500 Indirect
Common Shares	Susan Jeffs, 11750 Fairtide Road, Ladysmith, BC V9G 1K5	3,797,500(2) Direct	10.9%
Common Shares	Richard Jeffs, 11750 Fairtide Road, Ladysmith, BC V9G 1K5	2,524,671 Direct	7.3%

Notes:

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of its shares actually outstanding on [date]. As of November 24, 2017, there were 34,837,625 shares of common stock issued and outstanding.

(2)	Ms. Jeffs holds 124,500 shares in her name on behalf of David Jeffs.

Changes in Control

The Company is not aware of any arrangement, which may result in a change in control in the future.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and positions of the Company’s executive officers and directors as of the date hereof.

Name	Age	Positions
David M Jeffs (Appointed October 15, 2010.)	48	Director, Chief Executive Officer, President, Treasurer and Secretary
John da Costa (Appointed December 15, 2016)	53	Director
Amir Vahabzadeh (Appointed December 15, 2016)	49	Director

Set forth below is a brief description of the background and business experience of the Company’s executive officers and directors:

David Jeffs Mr. Jeffs has been the Chief Executive Officer, President, Treasurer and Secretary of the Company since October 2010. He was also the Chief Executive Officer of the Company from July 2002 through May 2007 and the President and a director of the Company from July 2002 through September 2007. Previously he was a consultant to the Company’s subsidiary, Domain Holdings Inc., from November 2000 and was responsible for revenue-generating initiatives. Prior to consulting for Domain Holdings Inc., Mr. Jeffs was the president and director of a private corporation trading in consumer goods products since 1997. Mr. Jeffs graduated from the University of British Columbia with a Bachelor of Arts where he majored in economics.

Joao (John) da Costa Mr. da Costa has more than twenty five years of experience providing bookkeeping and accounting services to both private and public companies and is the founder and President of Da Costa Management Corp., a company that has provided management and accounting services to public and private companies since August 2003.

Since 2002, Mr. da Costa has been the CFO, and a member of the Board of Directors of Triton Emission Solutions Inc., a company reporting under the United States Securities Exchange Act of 1934 (the “Exchange Act”). In addition to Triton Emission Solutions Inc., Mr. da Costa currently serves as the CFO, Treasurer and a director of Red Metal Resources Ltd., a company reporting under the Exchange Act and engaged in the business of acquiring and exploring mineral claims. Mr. da Costa also currently serves as the CFO, Secretary and a director of Kesselrun Resources Ltd., a Canadian reporting company listed on the TSX Venture Exchange.

Amir Vahabzadeh Mr. Vahabzadeh has been involved in the internet industry as a private online business owner and consultant for over 20 years. Mr. Vahabzadeh holds a Bachelor of Arts degree and is a graduate of the University of British Columbia and has been a shareholder of the Company since 2000.

Term Of Office

The Company’s directors are elected to hold office until the next annual meeting of the shareholders and until their respective successors have been elected and qualified. The Company’s executive officers are appointed by its board of directors and hold office until removed by its board of directors or until their successors are appointed.

Other Significant Employees

Other than the Company’s sole executive officer, the Company does not have any significant employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued to the Company’s named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, during its last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Jeffs President, CEO, Treasurer & Director	2016 2015	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0

Notes:

(1)

The Company does not have a written compensation arrangement in place with David Jeffs, however, it has agreed to compensate Mr. Jeffs at a rate of $120,000 per year, commencing in January of 2017, for his commitment as Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year End

As of the Company’s fiscal year ended December 31, 2016 the Company had no outstanding equity awards.

Director Compensation

During our fiscal years ended December 31, 2016 and 2015, we did not compensate our directors for acting in that capacity. We do not currently have any compensation arrangements with our directors.

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee. The Board of Directors conducts reviews with regard to the compensation of the directors and the Chief Executive Officer once a year. To make its recommendations on such compensation, the Board of Directors takes into account the types of compensation and the amounts paid to officers of comparable publicly traded companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Transactions

None of the following parties has, during the Company’s last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

(i)	Any of its directors or officers;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to its outstanding common shares;
(iv)	Any of its promoters; and
(v)	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Director Independence

Quotations for the Company’s common stock are currently entered on the OTC Pink marketplace, which does not have director independence requirements. In determining whether any of its directors are independent, the Company has applied the definition for “Independent Directors” set out in NASDAQ Rule 5605(a)(2). In applying this definition, the Company has determined that John da Costa and Amir Vahabzadeh are independent directors.

LEGAL PROCEEDINGS

Wrongful Dismissal Proceedings with Former CEO of DHI

On March 9, 2000, a former Chief Executive Officer of DHI commenced a legal action against DHI for wrongful dismissal and breach of contract. He is seeking, at a minimum, 18.39% of the outstanding shares of DHI, specific performance of his contract, special damages of approximately $30,000, aggravated and punitive damages, interest and costs. On June 1, 2000, DHI filed a defense and counterclaim claiming damages and special damages for breach of fiduciary duty and breach of his employment contract. The plaintiff has taken no further action.

Legal Proceedings With Former CEO

Between May 2010 and February 2016 the Company was involved in a number of law suits involving its former CEO, C. Geoffrey Hampson.

On May 14, 2010, David Jeffs, the Company’s current CEO, and Richard Jeffs (plaintiffs) filed a complaint in the Circuit Court of Cook County, Illinois, Chancery Division in which they, derivatively on behalf of the Company, sued Mr. Hampson, James Taylor, Mark Benham and Boris Wertz (defendants) and the Company (nominal defendant). Messrs. Taylor, Benham and Wertz were directors of the Company at the time the lawsuit was filed. On October 22, 2010, the Company took over as plaintiff in the complaint. The Company alleged, among other matters, that (i) the defendant members of the board of directors breached their fiduciary duties of loyalty, trust, good faith and due care by failing to properly supervise Mr. Hampson, and (ii) that Mr. Hampson breached his fiduciary duties and his employment agreement and defrauded the Company by failing to devote the time necessary to manage the Company’s business and failing to disclose to the board of directors his activities relating to other businesses. The Company sought compensatory damages of no less than $50,000,000, punitive damages, and attorney’s fees and other costs of bringing the action. The complaint against Messrs. Hampson, Taylor, Benham and Wertz was stayed in Illinois pending the outcome of arbitration, commenced by Mr. Hampson against the Company on January 28, 2011 in British Columbia (see below). The proceedings in Cook County, Illinois were stayed pending conclusion of the arbitration proceedings.

On January 26, 2011, Mr. Hampson filed a third-party complaint in the Circuit Court of Cook County, Illinois, against the Company. The claim sought indemnification to cover the costs of Mr. Hampson in defending a defamation suit filed against him during his time as CEO of the Company.

On January 28, 2011, Mr. Hampson initiated arbitration proceedings in British Columbia under his employment agreement seeking severance pay and expenses of $300,697.73.

On October 4, 2012, Mr. Hampson filed a complaint against the Company in the Second Judicial District Court of the State of Nevada seeking a court-ordered election of directors. On October 29, 2012 the court granted a Writ of Mandate and Order Shortening Time. On November 19, 2012, the Company held a meeting of its stockholders in Reno, Nevada. Stockholders present either in person or on the provided conference call service did not represent a quorum and the meeting was adjourned.

On February 19, 2013, Mr. Hampson filed another lawsuit in the Circuit Court of Cook Country, Illinois County, Chancery Division against David Jeffs, Susan Jeffs, John L Hayes, Ogletree Deakins Nash Smoak & Stewart P.C., and Krasnow Saunders Kaplan & Beninato LLP as defendants, and the Company as a nominal defendant.

On February 21, 2013, Mr. Hampson, Christopher Hampson, and Hampson Equities filed in the Second Judicial District Court of the State of Nevada a supplemental petition to compel election of directors, application to appoint temporary and permanent receiver, and application to enter ancillary equitable relief.

On March 29, 2013, Mr. Hampson, Christopher Hampson, and Hampson Equities Ltd. filed a motion for preliminary injunction in the Second Judicial District Court of the State of Nevada seeking an order enjoining the Company and its officers and directors from dealing with the Company’s assets, engaging in self-dealing transactions and violating the October 29, 2012 writ of mandate.

On June 18, 2013, the Company, David Jeffs, Mr. Hampson, Christopher Hampson and Hampson Equities agreed to a global binding arbitration to take place in Las Vegas, Nevada to resolve all of the outstanding lawsuits and arbitration involved in the dispute. The arbitration took place in October of 2013.

On June 4, 2014, the arbitrator delivered his findings. As a result of the arbitration, Mr. Hampson was ordered to repay the Company $297,747 and the arbitrator ordered a receiver to be put in charge of the assets of the Company to determine whether or not the Company should be dissolved. The Company operated under receivership from June 4, 2014 to May 4, 2017, whereupon the District Court for Washoe County, Nevada discharged the Company from receivership.

On February 16, 2016, the appointed receiver of the Company negotiated a final settlement and mutual release with Mr. Hampson. As part of this settlement, the Company paid $225,000 to Mr. Hampson in exchange for the surrender by Mr. Hampson of 3,022,875 shares of the Company’s common stock for cancellation. The release absolutely and unconditionally released the Company, from any and all claims for relief, actions, suits, damages, debts, liabilities, judgments, executions and other claims of every kind and nature whatsoever.

Wrongful Dismissal Suit with Former Employee

On March 17, 2011, a former employee filed a civil claim in the Supreme Court of British Columbia against the Company and the Subsidiaries seeking special damages of $120,000 and other damages as a result of the Company’s termination of her employment. The Company filed a counter claim. On February 16, 2016 the former employee and the Company agreed to dismiss all claims.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Holders of the Company’s Shares

As of the date of this registration statement, the Company had 72 registered shareholders.

Market Information

The Company’s common shares trade over-the-counter in the United States on the OTC Pink marketplace under the symbol “LIVC.” The following is the high and low close information for the Company’s common stock during each fiscal quarter of its last two fiscal years on the OTC Pink marketplace.

Period ended	High	Low
30 September 2017	$0.063	$0.02
30 June 2017	$0.10	$0.03
31 March 2017	$0.08	$0.01
31 December 2016	$0.025	$0.009
30 September 2016	$0.0121	$0.008
30 June 2016	$0.0125	$0.005
31 March 2016	$0.01	$0.0038
31 December 2015	$0.0275	$0.005
30 September 2015	$0.0365	$0.0245
30 June 2015	$0.037	$0.036
31 March 2015	$0.0435	$0.035

High and low bid information for the last two fiscal years and the interim periods ended March 31, 2017, June 30, 2017 and September 30, 2017 was not available. The above prices reflect the high and low close price for the periods listed.

Bid quotations entered on the OTC Pink marketplace reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Dividend Rights

There are no provisions in the Company’s articles of incorporation or bylaws restricting the Company’s ability to pay dividends on our common stock. Chapter 78 of the Nevada Revised Statutes (the “NRS”) does provide certain limitations on the Company’s ability to declare and pay dividends. Section 78.288 of the NRS prohibits the Company from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	The Company would not be able to pay its debts as they become due in the usual course of business; or

(b)

Except as allowed in the Company’s articles of incorporation the Company’s total assets would be less than the sum of the Company’s total liabilities plus the amount that would be needed to satisfy any preferential rights.

The Company has never declared, nor paid, any dividend since their incorporation and they do not foresee paying any dividend in the near future since all available funds will be used to conduct the Company’s business development activities. Any future payment of dividends will depend on its financing requirements and financial condition and other factors which the board of directors, in its sole discretion, may consider appropriate.

Equity Compensation Plan Information

The Company does not currently have any outstanding equity compensation plans. The Company’s 2007 Stock Incentive Plan expired in August 2017 in accordance with its terms.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Company did not issue any securities.

Cancellation of issued shares

On August 10, 2016, in connection with the settlement reached with C. Geoffrey Hampson, the Company’s former CEO, as described in “Legal Proceedings” above, 3,022,875 common shares were returned to treasury and subsequently cancelled.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

The Company’s authorized capital consists of 500,000,000 shares of common stock, with a par value of $0.001 per share. As of the date of this registration statement, the Company had 34,837,625 common shares issued and outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with its common shares. This description does not purport to be a complete description of all of the rights of the Company’s shareholders and is subject to, and qualified in its entirety by, the provisions of its most current Bylaws and Bylaws, which are included as exhibits to this Registration Statement.

The holders of the Company’s common stock are entitled to receive notice of and to attend and vote at all meetings of the shareholders and each share of common stock shall confer the right to one vote in person or by proxy at all meetings of the shareholders. Stockholders holding not less than twenty five percent (25%) of the voting power of the Company whether present in person or by proxy, constitute a quorum for all meetings of the stockholders. Except as otherwise provided by the NRS, the Company’s Articles of Incorporation or its Bylaws, all action taken by the holders of a majority of the voting power present at the meeting, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding. In the case of certain fundamental changes such as liquidation, merger, or change of entity type or change of jurisdiction of incorporation, or approval of stockholders owning a majority of the Company’s outstanding voting power is required.

Holders of the Company’s common stock are entitled to receive such dividends in any financial year as the board of directors may determine by resolution, provided that dividends may not be declared or paid after giving effect to the dividend, (i) the Company would be unable to pay or liabilities as they become due in the usual course of business, or (ii) if the sum of its total assets would be less than the total liabilities of the Company. In the event of its liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of the Company’s common stock are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares, the remaining property and assets of the Company. The Company’s common stock does not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking fund provisions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that the Company is required to indemnify its officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of the Company.

Chapter 78 of the NRS further provides that the Company is permitted (but not required) to indemnify its officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of the Company, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of the Company against its officers or directors, the Company is not permitted to indemnify its officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

The Company’s Bylaws provide that the Company will indemnify its officers and directors to the full extent permitted by law, provided that the Company is not required to indemnify any director or officer in connection with any proceeding initiated by that person, unless (i) indemnification is required by law, (ii) the Company’s Board authorized the proceeding or (iii) the Company voluntarily indemnifies the person, as permitted under the NRS.

Advance of Expenses

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to our officers (except by reason of the fact that such officer is or was our director in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Insurance

To the fullest extent permitted by the NRS, the Board of Directors, may cause the Company to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

1.	Audited financial statements for the fiscal years ended December 31, 2016, including:

(a)	Report of Independent Registered Accounting Firm;

(b)	Consolidated Balance Sheet for the years ended December 31, 2015 and 2016;

(c)	Consolidated Statements of Operations for the years ended December 31, 2015 and 2016;

(d)	Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2016;

(e)	Consolidated Statements of Stockholders’ Equity; and

(f)	Notes to the Financial Statements.

2.	Unaudited financial statements for the Nine Month Period Ended September 30, 2017, including:

(a)	Consolidated Balance Sheet for the Nine Month Period Ended September 30, 2017;

(b)	Consolidated Statements of Operations for the Nine Month Period Ended September 30, 2017 and 2016;

(c)	Consolidated Statements of Cash Flows for the Nine Month Period Ended September 30, 2017 and 2016;

(d)	Consolidated Statements of Stockholders’ Equity; and

(e)	Notes to the financial Statements

LIVE CURRENT MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Live Current Media Inc.

We have audited the accompanying consolidated balance sheets of Live Current Media Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, cash flows and stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Live Current Media Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and further losses are anticipated. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada
November 29, 2017

LIVE CURRENT MEDIA INC.
`CONSOLIDATED BALANCE SHEETS
(expressed in US dollars)

	December 31,	December 31,
	2016	2015

ASSETS
Current assets
Cash	$1,149,555	$1,650,303
Receivable	5,435	5,322
Prepaid expenses	-	18,799
	1,154,990	1,674,424
Non-current assets
Intangible assets	304,885	335,083
	$1,459,875	$2,009,507

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$436,038	$566,103
Due to shareholders of Auctomatic	17,029	16,822
	453,067	582,925
Stockholders' equity
Capital stock
Authorized: 500,000,000 common shares, par value $0.001 per share Issued and outstanding: 34,837,625 common shares (37,860,500 at December 31, 2015)	34,838	37,861
Additional paid in capital	18,257,563	18,254,540
Accumulated deficit	(17,285,593)	(16,865,819)
	1,006,808	1,426,582
	$1,459,875	$2,009,507

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in US dollars)

	For the years ended
	December 31,	December 31,
	2016	2015
General and administrative expenses

General and administrative	$76,956	$43,024
Professional fees	325,065	320,532

Loss from operations	(402,021)	(363,556)

Gain on sale of domain names	206,764	5,000
Litigation settlement	(225,000)	-
Interest Income	1,396	1,779
Interest expense	(207)	(207)
Other income	112	10,438
Foreign exchange	(818)	5,402
	(17,753)	(22,412)

Net loss for the year	$(419,774)	$(341,144)

Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average number of basic common shares outstanding	37,164,825	37,860,500

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in US dollars)

	For the years ended
	December 31, 2016	December 31, 2015

Cash flows used in operating activities
Net loss for the year	$(419,774)	$(341,144)
Non-cash items
Gain on sale of domain names	(206,764)	(5,000)
Accrued interest	207	207
Changes in non-cash working capital items
Receivable	(113)	(1,985)
Prepaid expenses	18,799	2,271
Accounts payable and accrued liabilities	(130,065)	84,830
Cash used in operating activities	(737,710)	(260,821)

Cash flows used in investing activities
Proceeds from the disposition of domain names	236,962	5,000
Cash provided by investing activities	236,962	5,000

Change in cash	(500,748)	(255,821)
Cash, beginning of year	1,650,303	1,906,124
Cash, end of year	$1,149,555	$1,650,303

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(expressed in US dollars)

	Common Stock		Additional		Total
	Number		Paid In	Accumulated	Stockholders'
	of Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2014	37,860,500	$37,861	$18,254,540	$(16,524,675)	$1,767,726

Net loss for the year	-	-	-	(341,144)	(341,144)
Balance, December 31, 2015	37,860,500	37,861	18,254,540	(16,865,819)	1,426,582
Cancellation of common shares	(3,022,875)	(3,023)	3,023	-	-
Net loss for the year	-	-	-	(419,774)	(419,774)
Balance, December 31, 2016	34,837,625	$34,838	$18,257,563	$(17,285,593)	$1,006,808

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURREN TMEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

1.	NATURE AND CONTINUANCE OF OPERATIONS

Live Current Media Inc. (the “Company” or “Live Current”) was incorporated under the laws of the State of Nevada on October 10, 1995 under the name “Troyden Corporation” and changed its name on August 21, 2000 from Troyden Corporation to “Communicate.com Inc.”. On May 30, 2008, the Company changed its name from Communicate.com Inc. to Live Current Media Inc. after obtaining the shareholders’ approval to do so at the annual general meeting in May 2008.

The Company’s wholly owned principal operating subsidiary, Domain Holdings Inc. (“DHI”), was incorporated under the laws of British Columbia on July 4, 1994 under the name “IMEDIAT Digital Creations Inc.”. On April 14, 1999, IMEDIAT Digital Creations, Inc. changed its name to “Communicate.com Inc.” and was re-domiciled from British Columbia to the jurisdiction of Alberta. On April 5, 2002, Communicate.com Inc. changed its name to Domain Holdings Inc.

On March 13, 2008, the Company incorporated a wholly owned subsidiary in the state of Delaware, Communicate.com Delaware, Inc. On April 21, 2010, the Company changed the name of Communicate.com Delaware, Inc. to Perfume.com Inc. (Perfume Inc.).

Through DHI, the Company builds consumer Internet experiences around its portfolio of domain names. DHI’s current business strategy is to develop, or to seek partners to develop, its domain names to include content, commerce and community applications.

On June 4, 2014, a judge in Reno, Nevada ordered a receiver to take charge of the Company’s business. On May 4, 2017 the court in Washoe County Nevada discharged the company from receivership.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2016, the Company has not achieved profitable operations, has incurred recurring losses in developing its business, and further losses are anticipated. The Company has an accumulated deficit of $17,285,593. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to further develop its business. To date, the Company has funded operations through the issuance of capital stock and debt. Management plans to continue raising additional funds through equity or debt financings and loans from directors. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern. The ability of the Company to continue its operations as a going concern is dependent upon its ability to raise sufficient new capital to fund its operating commitments and ongoing losses and ultimately on generating profitable operations. The financial statements do not include any adjustments to be recorded to assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“US GAAP’), and are expressed in United States dollars.

Basis of Presentation

These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances have been eliminated on consolidation.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and cash equivalents

All highly liquid investments, with an original term to maturity of three months or less are classified as cash and cash equivalents. Cash and cash equivalents are stated at cost which approximates market value.

Intangible Assets not subject to amortization

Intangible assets not subject to amortization consist of direct navigation domain names. While the domain names are renewed annually, through payment of a renewal fee to the applicable registry, the Company has the exclusive right to renew these names at its option. The Company has determined that there are currently no legal, regulatory, contractual, economic or other factors that limit the useful life of these domain names on an aggregate basis and accordingly treat the portfolio of domain names as indefinite life intangible assets.

The Company reviews individual domain names in the portfolio for potential impairment throughout the fiscal year in determining whether a particular URL should be renewed. Impairment is recognized for names that are not renewed. The Company performs an annual assessment of the portfolio of domain names on an aggregate basis to determine whether it is more likely than not that the fair market value of the portfolio of domain names was less than the carrying amount. When it is determined that the fair value of the portfolio is less than the carrying amount, impairment is recognized

Foreign Currency Translation

The Company’s functional currency is the US dollar and reporting currency is the United States dollar. The Company translates assets and liabilities to US dollars using year-end exchange rates, stockholders’ deficit accounts are translated at historical exchange rates, and translates revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the Statement of Operations.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Deferred income tax assets and liabilities are recognized in the current year for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes. Deferred income tax assets and liabilities are measured using tax rates and laws expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. Deferred tax assets and deferred tax liabilities, along with any associated valuation allowance, are offset and shown in the financial statements as a single noncurrent amount when these items arise within the same tax jurisdiction.

The Company and its subsidiaries are subject to U.S. federal income tax and Canadian income tax, as well as income tax of multiple state and local jurisdictions. Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

Share Based Payments

The Company accounts for all stock-based payments and awards under the fair value based method. The Company accounts for the granting of stock options to employees using the fair value method whereby all awards to employees will be measured at fair value on the date of the grant. The fair value of all stock options are expensed over their vesting period with a corresponding increase to additional paid-in capital. Upon exercise of stock options, the consideration paid by the option holder, together with the amount previously recognized in additional paid-in capital is recorded as an increase to share capital. Stock options granted to employees are accounted for as liabilities when they contain conditions or other features that are indexed to other than a market, performance or service condition. Stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if the Company had paid cash instead of paying with or using equity based instruments. The fair value of the stock-based payments to non-employees that are fully vested and non-forfeitable as at the grant date are measured and recognized at that date.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company assesses forfeiture rates for each class of grantees; executive management and directors, corporate directors, and general staff members. Executive management and directors are relatively few in number and turnover is considered remote, therefore the Company estimates forfeitures for this class of grantees to be 10%. Corporate directors are high level senior staff members with a forfeiture rate of 25% and general staff members have a higher forfeiture rate due to higher average turnover rates at 35%. Estimate of forfeitures is reviewed on an annual basis. Stock-based compensation is expensed on a straight-line basis over the requisite service period.

The Company uses the Black-Scholes option pricing model to calculate the fair value of stock options. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected term of the option, risk-free interest rates, the value of the common stock and expected dividend yield of the common stock. Changes in these assumptions can materially affect the fair value estimate.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The estimated fair values for financial instruments are determined based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, receivable, accounts payable and amounts due to shareholders of Auctomatic approximate their carrying value due to the short-term nature of those instruments.

ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

Level 3 – Unobservable inputs that are supported by little or no market activity, there for requiring an entity to develop its own assumptions about the assumption that market participants would use in pricing.

The Company had no Level 3 assets or liabilities required to be recorded at fair value on a recurring basis in accordance with US GAAP as at December 31, 2016 and 2015.

Basic and Diluted Income (Loss) per Share

Earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of the common stock that were outstanding during the years presented. The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The ASU is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, which for the Company is April 1, 2017. Early adoption is permitted. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU is effective for annual periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. ASU No 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The adoption of this standard will not have a material impact on the Company’s financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

3.	DUE TO SHAREHOLDERS OF AUCTOMATIC

The Company acquired Entity, Inc., commonly referred to as “Auctomatic”, on May 22, 2008, through an agreement and plan of merger dated March 25, 2008. The consideration for the acquisition was $2 million cash (minus assumed liabilities of $152,305) and 1,000,007 shares of the Company’s common stock at a deemed price of $3 per share, all payable pro rata to the eighteen Auctomatic shareholders in stages:

•	$1,046,695 on closing (paid)
•	340,001 shares on closing (issued)
•	$800,000 on May 22, 2009
•	246,402 shares, issued at closing but distributable one-third at a time on each of May 22, 2009, 2010 and 2011 (issued)
•	413,604 shares issuable pro rata to the three Auctomatic founders one-third at a time on each of May 22, 2009, 2010 and 2011 subject to their being employed on the payment date

There were 91,912 shares were issued pro rata to the two founders who were employed on May 22, 2009. One of the Auctomatic founders resigned during the first quarter of 2009 and forfeited his right to 137,868 founders’ shares. The remaining two founders terminated their employment by agreement in August 2009 and forfeited their rights to the total of 183,824 shares of the Company’s common stock that were due to be issued to them in each of May 2010 and 2011.

The payment terms for the cash consideration payable on May 22, 2009, were renegotiated in 2009 and again in 2010 resulting in promissory notes being issued to twelve of the eighteen Auctomatic shareholders: five of the notes (Convertible Notes to Shareholders of Auctomatic) were convertible to shares of the Company’s common stock and bore interest at the rate of 10% per annum; seven of the notes (Non-Convertible Notes to Shareholders of Auctomatic) were not convertible and bore interest at the rate of 8% per annum. The six Auctomatic shareholders who opted not to participate in the Non-Convertible and Convertible share offer continued to hold debt in the Company payable on May 22, 2009 with no interest accruing (see Due to Shareholders of Auctomatic below).

During the first quarter of 2013 the Company and most of the Auctomatic note and debt holders agreed to settle the outstanding debt. The Company paid $172,844 to settle debt of $508,006, which included principal and interest, resulting in a gain on the settlement of debt in the amount of $335,162.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

3.	DUE TO SHAREHOLDERS OF AUCTOMATIC (continued)

The breakdown of the amounts due to the Shareholders of Auctomatic at December 31, 2016 follows below:

Due to shareholders’ of Auctomatic, December 31, 2016 and 2015	$13,193
Non-convertible notes payable to shareholders of Auctomatic:
Balance, December 31, 2014	3,422
Accrued interest	207
Balance, December 31, 2015	3,629
Accrued interest	207
Balance, December 31, 2016	3,836
$17,029

4.	CONTINGENCIES

The Company was involved in a number of law suits involving its former CEO, C. Geoffrey Hampson as described below:

•

On May 14, 2010, David Jeffs and Richard Jeffs (plaintiffs) filed a complaint in the Circuit Court of Cook County, Illinois, County Department, Chancery Division in which they, derivatively on behalf of the Company, sued C. Geoffrey Hampson, James Taylor, Mark Benham and Boris Wertz (defendants) and Live Current (nominal defendant). On October 22, 2010, the Company took over as plaintiff in the complaint. The Company alleges, among other matters, that (i) the defendant members of the board of directors breached their fiduciary duties of loyalty, trust, good faith and due care by failing to properly supervise Mr. Hampson, and (ii) that Mr. Hampson breached his fiduciary duties and his employment agreement and defrauded the Company by failing to devote the time necessary to manage the Company’s business and failing to disclose to the board of directors his activities relating to other businesses. The Company sought compensatory damages of no less than $50,000,000, punitive damages, and attorney’s fees and other costs of bringing the action. The complaint against Messrs. Hampson, Taylor, Benham and Wertz was stayed in Illinois pending the outcome of arbitration, detailed below, commenced by C. Geoffrey Hampson against the Company on January 28, 2011 in British Columbia. The May 14, 2010 complaint filed in Illinois was stayed pending the conclusion of the arbitration.

•

On January 26, 2011, C. Geoffrey Hampson, the Company’s former CEO, filed a third-party complaint in the Circuit Court of Cook County, Illinois, against Live Current. The claim sought indemnification to cover the costs for the former CEO for his costs of defending a defamation suit filed against him during his time as CEO of the Company.

•

On January 28, 2011, C. Geoffrey Hampson initiated arbitration in British Columbia seeking severance pay and expenses of $300,698. The claim is subject to arbitration as set out in his employment agreement.

•

On June 18, 2013, , the Company, David Jeffs, Messrs. Geoffrey and Christopher Hampson and Hampson Equities agreed to a global binding arbitration to take place in Las Vegas, Nevada to resolve all of the outstanding lawsuits and arbitration involved in the dispute. The arbitration took place in October of 2013.

•

On June 4, 2014, the arbitrator delivered his findings. As a result of the arbitration, C. Geoffrey Hampson was ordered to repay the Company $297,747 and the arbitrator ordered a receiver to be put in charge of the assets of the Company to determine whether or not the Company should be dissolved

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

4.	CONTINGENCIES (continued)

•

On February 1

6, 2016, the appointed receiver of the Company negotiated a final settlement and mutual release with C. Geoffrey Hampson in which the Company agreed to pay a sum of $225,000 in full and final settlement of the disputes between C. Geoffrey Hampson and the Company. The release absolutely and unconditionally releases, acquits and forever discharges the Company, from any and all claims for relief, actions, suits, damages, debts, liabilities, judgments, executions and other claims of every kind and nature whatsoever.

On March 9, 2000, a former chief executive officer of DHI commenced a legal action against DHI for wrongful dismissal and breach of contract. He is seeking, at a minimum, 18.39% of the outstanding shares of DHI, specific performance of his contract, special damages of approximately $30,000, aggravated and punitive damages, interest and costs. On June 1, 2000, DHI filed a defense and counterclaim claiming damages and special damages for breach of fiduciary duty and breach of his employment contract. The plaintiff has taken no further action.

5.	SHARE CAPITAL

On August 10, 2016, in connection with the settlement reached with the Company’s former CEO (Note 4), there were 3,022,875 common shares returned to treasury and subsequently cancelled.

The Company used the par value method to record this share cancellation whereby the par value of the shares cancelled totaling $3,023 was deducted from share capital with a corresponding increase in additional paid-up capital.

Stock options

The board of directors and stockholders approved the 2007 Stock Incentive Plan and adopted it on August 21, 2007 (the “Plan”). The Company has reserved 5,000,000 shares of its common stock for issuance to directors, employees and consultants under the Plan. The Plan is administered by the board of directors. Vesting terms of the options range from the date on which the options are granted to five years from the date of grant; and no options can be exercisable for a period of more than ten years.

At December 31, 2016, no options are outstanding (December 31, 2015 – no options outstanding).

6.	INCOME TAXES

The Company is subject to United States federal income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

		December		December
		31, 2016		31, 2015
	$		$

Loss before income taxes		(419,774)		(341,144)

Statutory tax rate		35%		35%
Expected recovery of income taxes computed at statutory rates		(147,000)		(119,000)
Reconciliation of tax rates and other		(19,000)

Change in valuation allowance		166,000		119,000

Provision for income taxes		-		-

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

6.	INCOME TAXES (continued)

The significant components of deferred income tax assets at December 31, 2016 and December 31, 2015 are as follows:

	December	December
	31, 2016	31, 2015

Deferred income tax assets:
Net operating losses	2,647,000	2,481,000
Intangible assets	(79,000)	(79,000)
	2,568,000	2,402,000
Valuation allowance	(2,568,000)	(2,402,000)

Deferred income tax assets, net	-	-

At December 31, 2016, the Company had accumulated non-capital loss carry-forwards of approximately $7,700,000 that expire from 2025 through 2036.

The potential future tax benefits of these expenses and losses carried-forward have not been reflected in these financial statements due to the uncertainty regarding their ultimate realization.

Tax attributes are subject to review, and potential adjustment by tax authorities.

7.	SUBSEQUENT EVENTS

On January 11, 2017, the court in Washoe County Nevada entered an order terminating the receiver’s possession of assets of the Company resulting in the operations of the Company being returned to the directors of the company.

LIVE CURRENT MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

LIVE CURRENT MEDIA INC.
CONSOLIDATED BALANCE SHEETS
Expressed In U.S. Dollars

	September 30, 2017
	(unaudited)	December 31, 2016
ASSETS
Current
Cash and cash equivalents	$861,279	$1,149,555
Accounts receivable	5,435	5,435
Total current assets	866,714	1,154,990

Intangible assets	267,385	304,885
Total Assets	$1,134,099	$1,459,875

LIABILITIES
Current
Accounts payable and accrued liabilities	$185,550	$436,038
Due to shareholders of Auctomatic	17,184	17,029
Total current liabilities	202,734	453,067

STOCKHOLDERS' EQUITY
Common stock
Authorized: 500,000,000 common shares, $0.001 par value Issued and outstanding: 34,837,625 common shares (December 31, 2016–34,837,625)	34,838	34,838
Additional paid–in-capital	18,257,563	18,257,563
Accumulated deficit	(17,361,036)	(17,285,593)
	931,365	1,006,808
Total Liabilities and Stockholders' Equity	$1,134,099	$1,459,875

See accompanying notes to consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Expressed In U.S. Dollars
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

General and administrative expenses

General and administrative	$17,813	$15,108	$70,816	$29,539
Management fees	30,000	–	86,773	–
Professional fees	16,971	96,287	63,082	227,905
Loss from Operations for the period	(64,784)	(111,395)	(220,671)	(257,444)

Gain on sale of domain names	–	86,962	–	206,764
Litigation Settlement	–	–	–	(225,000)
Impairment of intangible assets	(37,500)	–	(37,500)	–
Gain on debt retirement	–	–	182,236	–
Interest income	–	–		–
Interest expense	(104)	–	(155)	–
Other Income	120	–	120	7,252
Foreign exchange	533	–	527	–
	(36,951)	86,962	145,228	(10,984)

Net loss for the period	$(101,735)	$(24,433)	$(75,443)	$(268,428)

Basic and diluted net Income (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Number of common shares outstanding–basic and diluted	34,837,625	37,860,500	34,837,625	37,860,500

See accompanying notes to consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Expressed In U.S. Dollars
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016

OPERATING ACTIVITIES
Net loss for the period	$(75,443)	$(268,428)
Non–cash items included in net loss:
Impairment of intangible assets	37,500	–
Gain from sale of domain names	–	(206,764)
Accrued interest expense	155	–
Change in operating assets and liabilities:
Accounts payable and accrued liabilities	(250,488)	(262,518)
Cash flows used in operating activities	(288,276)	(737,710)

INVESTING ACTIVITIES
Proceeds from sale of domain names	–	236,962
Cash flows from investing activities	–	236,962

Net increase (decrease) in cash and cash equivalents	(288,276)	(500,748)

Cash, beginning of period	1,149,555	1,650,303
Cash, end of period	$861,279	$1,149,555

See accompanying notes to consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Expressed In U.S. Dollars
(Unaudited)

					Total
			Additional Paid–	Accumulated	Stockholders'
	Common stock		in Capital	Deficit	Equity
Balance, December 31, 2015	37,860,500	$37,861	$18,254,540	$(16,865,819)	$1,426,582
Settlement Share Return	(3,022,875)	(3,023)	3,023	–	–
Net loss for the year	–	–	–	(419,774)	(419,774)
Balance, December31, 2016	34,837,625	34,838	18,257,563	(17,285,593)	1,006,808
Net loss for the period	–	–	–	(75,443)	(75,443)
Balance, September 30, 2017	34,837,625	$34,838	$18,257,563	$(17,361,036)	$931,365

See accompanying notes to consolidated financial statements

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017
Expressed in U.S. Dollars
(unaudited)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Live Current Media Inc. (the “Company” or “Live Current”) was incorporated under the laws of the State of Nevada on October 10, 1995. The Company builds consumer Internet experiences around its portfolio of domain names. DHI’s current business strategy is to develop, or to seek partners to develop, its domain names to include content, commerce and community applications.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of September 30, 2017, the Company has not achieved profitable operations, has incurred recurring losses in developing its business, and further losses are anticipated. The Company has an accumulated deficit of $17,361,036. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to further develop its business. To date, the Company has funded operations through the issuance of capital stock and debt. Management plans to continue raising additional funds through equity or debt financings and loans from directors. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern. The ability of the Company to continue its operations as a going concern is dependent upon its ability to raise sufficient new capital to fund its operating commitments and ongoing losses and ultimately on generating profitable operations. The financial statements do not include any adjustments to be recorded to assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“US GAAP’), and are expressed in United States dollars.

Basis of Presentation

The accompanying unaudited interim consolidated balance sheets, and the related consolidated statements of operations, stockholders’ equity and cash flows reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the financial position of the Company and its subsidiaries as at September 30, 2017 and the results of operations and cash flows for the interim periods ended September 30, 2017 and 2016. The results of operations presented in these consolidated financial statements are not necessarily indicative of the results of operations that may be expected for future periods.

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in the Company's annual audited consolidated financial statements and accompanying notes have been condensed or omitted. These interim consolidated financial statements and accompanying notes follow the same accounting policies and methods of application used in the annual financial statements and should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 2016. There have been no material changes to the significant accounting policies and estimates during the nine months ended September 30, 2017 as compared to the significant accounting policies and estimates described in the consolidated financial statements for the fiscal year ended December 31, 2016.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The ASU is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, which for the Company is April 1, 2017. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU is effective for annual periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. ASU No 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The adoption of this standard will not have a material impact on the Company’s financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

3.	DUE TO SHAREHOLDERS OF AUCTOMATIC

The Company acquired Entity, Inc., commonly referred to as “Auctomatic”, on May 22, 2008, through an agreement and plan of merger dated March 25, 2008. The consideration for the acquisition was $2 million cash (minus assumed liabilities of $152,305) and 1,000,007 shares of the Company’s common stock at a deemed price of $3 per share, all payable pro rata to the eighteen Auctomatic shareholders in stages:

•	$1,046,695 on closing (paid)
•	340,001 shares on closing (issued)
•	$800,000 on May 22, 2009
•	246,402 shares, issued at closing but distributable one-third at a time on each of May 22, 2009, 2010 and 2011 (issued)
•	413,604 shares issuable pro rata to the three Auctomatic founders one-third at a time on each of May 22, 2009, 2010 and 2011 subject to their being employed on the payment date

There were 91,912 shares issued pro rata to the two founders who were employed on May 22, 2009. One of the Auctomatic founders resigned during the first quarter of 2009 and forfeited his right to 137,868 founders’ shares. The remaining two founders terminated their employment by agreement in August 2009 and forfeited their rights to the total of 183,824 shares of the Company’s common stock that were due to be issued to them in each of May 2010 and 2011.

3.	DUE TO SHAREHOLDERS OF AUCTOMATIC (continued)

The payment terms for the cash consideration payable on May 22, 2009, were renegotiated in 2009 and again in 2010 resulting in promissory notes being issued to twelve of the eighteen Auctomatic shareholders: five of the notes (Convertible Notes to Shareholders of Auctomatic) were convertible to shares of the Company’s common stock and bore interest at the rate of 10% per annum; seven of the notes (Non-Convertible Notes to Shareholders of Auctomatic) were not convertible and bore interest at the rate of 8% per annum. The six Auctomatic shareholders who opted not to participate in the Non-Convertible and Convertible share offer continued to hold debt in the Company payable on May 22, 2009 with no interest accruing (see Due to Shareholders of Auctomatic below).

During the first quarter of 2013 the Company and most of the Auctomatic note and debt holders agreed to settle the outstanding debt. The Company paid $172,844 to settle debt of $508,006, which included principal and interest, resulting in a gain on the settlement of debt in the amount of $335,162.

The breakdown of the amounts due to the Shareholders of Auctomatic at September 30, 2017 follows below:

Due to shareholders’ of Auctomatic, December 31, 2016 and 2015	$13,193
Non-convertible notes payable to shareholders of Auctomatic:
Balance, December 31, 2015	3,629
Accrued interest	207
Balance, December 31, 2016	3,836
Accrued interest	155
Balance, September 30, 2017	3,991
$17,184

4.	GAIN ON RETIREMENT OF DEBT

On May 4, 2017, in conjunction with the termination of the Company’s receivership, the Company realized a gain on debt retirement of $182,236 related to the discharge of creditor obligations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 13, 2017, the Company engaged Dale Matheson Carr-Hilton Labonte LLP (“DMCL”) to act as the Company’s principal accountant for the purpose of auditing the Company’s financial statements. The engagement of DMCL as the Company’s principal accountant effectively dismissed the Company’s prior independent registered public accounting firm, Davidson & Company LLP (“Davidson”). The decision to engage DMCL and dismiss Davidson was approved by the Company’s board of directors. The Company did not consult with DMCL during the last two fiscal years or any subsequent interim period prior to their engagement regarding any matter set out in Item 304(a)(2) of Regulation S-K.

Davidson did not audit the Company’s financial statements for the past two fiscal years. During the two most recent fiscal years and in the subsequent interim periods preceding the engagement of DMCL, there were no disagreements with Davidson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The Company will provide Davidson with a copy of this report, and will request that Davidson provide a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosure. The Company will file any letter received from Davidson as an exhibit to an amendment to this registration statement.

FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation

3.2	Certificate of Amendment to Articles – Name Change to Communicate com inc.

3.3	Certificate of Amendment to Articles – Increase in Authorized Capital to 500,000,000 shares of common stock, par value of $0.001

3.4	Certificate of Amendment to Articles – Name Change to Live Current Media Inc.

3.5	Amended and Restated Bylaws

21.1	List of Subsidiaries

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Live Current Media Inc.

Date:	November 29, 2017	By:	/s/ David M. Jeffs
DAVID M. JEFFS
Chief Executive Officer, President, Chief Financial Officer and
Secretary
(Principal Executive Officer and Principal Financial Officer)